Exhibit (b)(i)

Wellspring Capital Partners IV, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

June 3, 2010

Wellspring OMNI Holdings Corporation

c/o Wellspring Capital Partners IV, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attn: William F. Dawson, Jr.

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among OMNI Energy Services Corp., a Louisiana corporation (the “Company”). Wellspring OMNI Holdings Corporation, a Delaware corporation (“Parent”), and Wellspring OMNI Acquisition Corporation, a Delaware corporation (“Acquisition”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Subject to (i) Parent having received (simultaneously with the Closing) the proceeds of the Debt Financing or the lenders thereto being prepared to contemporaneously fund on the terms and in the amounts set forth in the Debt Commitment Letter and (ii) the satisfaction, or waiver by Parent, on or prior to the Closing of each of the conditions to the obligations of Parent and Acquisition set forth in Section 6.2 of the Merger Agreement (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the fulfillment or wavier of those conditions), Wellspring Capital Partners IV, L.P. (“Wellspring”) shall, at the Closing, make an equity contribution to Parent in an amount up to $65,000,000 (the aggregate equity contribution from Wellspring being referred to as the “Wellspring Funding”); provided, however, that the Wellspring Funding shall be reduced to the extent that Wellspring makes amounts available under other financing arrangements or increases the amount available under the Debt Financing and Parent actually receives such amounts such that, after taking into account amounts available under the Debt Financing, the Wellspring Funding shall be sufficient to pay all remaining amounts due to be paid by Parent on the Closing Date under the Merger Agreement and all related fees, costs and expenses. Notwithstanding anything to the contrary in this letter agreement, Wellspring reserves the right to assign its interest herein in order to allow other investors to participate in the Wellspring Funding; provided, however, that any such assignment shall not relieve Wellspring from its obligations hereunder. This letter agreement shall not be assignable by Parent without Wellspring’s prior written consent.

Wellspring acknowledges and represents that (i) it is not prohibited under the terms of its limited partnership agreement from consummating the transactions contemplated hereunder, (ii) it has (and at all times prior to the termination of this letter will have) aggregate uncalled capital commitments in excess of the Wellspring Funding and (iii) this letter agreement constitutes the valid and legally binding obligation of Wellspring enforceable in accordance with its terms.

This letter agreement shall be binding on the undersigned solely to the benefit of Parent, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce, the obligations of Wellspring hereunder or any provision of this letter agreement. Other than the Non-Recourse Parties (defined below), no third parties shall have a right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Any such attempt at enforcement shall cause this letter agreement to immediately terminate without liability to Wellspring.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no Person other than Wellspring shall have any obligation hereunder (subject to the limitations contained herein) or in connection with the transactions contemplated hereby and that, notwithstanding that Wellspring is a limited partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (the “Non-Recourse Parties”), whether by the enforcement of any judgment, fine, or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Laws or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Non-Recourse Parties, as such, for any obligations of Wellspring under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation.

Concurrently with the execution and delivery of this letter agreement, Wellspring is executing and delivering to the Company the Limited Guaranty. The Company’s remedies against Wellspring under the Limited Guaranty (subject to the limitations provided therein) shall, and are intended to, be the exclusive direct or indirect remedies available to the Company against Wellspring in respect of any liabilities or obligations of Parent arising under, or in connection with, the Merger Agreement or the transactions contemplated hereby and thereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, including in the event Parent breaches its obligations under the Merger Agreement, whether or not any such breach is caused by Wellspring’s breach of its obligations under this letter agreement; provided that if the Wellspring Funding is made hereunder and the Closing occurs, the Company may not recover under the Limited Guaranty. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, for the avoidance of doubt, in no event shall Wellspring have any obligation to make any payment or contribution hereunder at any time if the Closing does not occur.

Wellspring’s obligations under this letter agreement, including the obligation to complete the Wellspring Funding hereunder, shall expire and terminate automatically and immediately (at which time Wellspring’s obligations hereunder shall be discharged) upon the earliest to occur of (i) the Closing, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) upon a final and non-appealable judgment by a court of competent jurisdiction pursuant to the terms of Section 8.2 of the Merger Agreement that specific performance is not awarded or available to the Company to compel the Closing to occur, and (iv) the payment in full under the Limited Guaranty of the Guaranteed Obligations (as defined in the Limited Guaranty in accordance with the terms of the Limited Guaranty).

Wellspring and Parent hereby irrevocably agree that any legal action or proceeding arising out of or relating to this letter agreement shall only be instituted in the Court of Chancery of the State of Delaware and the United State Courts for the State of Delaware and hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of improper venue and any claim that such courts are an inconvenient forum. Wellspring and Parent hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth herein.

This letter agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, excluding the provisions of such Laws regarding conflicts of law.

This letter agreement, executed and delivered by the undersigned (including by facsimile transmission or via email as a portable document format (.pdf)), shall become effective concurrently with the execution and delivery of the Merger Agreement by each party thereto.

No amendment or waiver of any provision of this letter agreement will be valid and binding unless it is in writing and signed by Wellspring and Parent. No waiver by any party of any breach or violation of, or default under, this letter agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this letter agreement will operate as a waiver thereof.

[Remainder of page intentionally left blank.]

Sincerely,

WELLSPRING CAPITAL PARTNERS IV, L.P.

By:	WCM GenPar IV, L.P.,
its general partner

By:	WCM GenPar IV GP, LLC,
its general partner

By:
	Name:	William F. Dawson, Jr.
	Title:	Authorized Person

Accepted and Agreed:

WELLSPRING OMNI HOLDINGS CORPORATION

By:
	Name:	William F. Dawson, Jr.
	Title:	President

[Signature Page to Equity Commitment Letter]